UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Horizon Bancorp
(Name of Issuer)

Common Stock, no par value
(Title of Class of Securities)

440407104
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

☐                      Rule 13d-1(b)

☒                      Rule 13d-1(c)

☐                      Rule 13d-1(d)

CUSIP No. 440407104

1		NAME OF REPORTING PERSONS Financial Edge Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 317,370
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 317,370
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 317,370
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 440407104

1		NAME OF REPORTING PERSONS Financial Edge—Strategic Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 114,712
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 114,712
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 114,712
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 440407104

1		NAME OF REPORTING PERSONS Goodbody/PL Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 49,983
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 49,983
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,983
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 440407104

1		NAME OF REPORTING PERSONS PL Capital/Focused Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 67,407
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 67,407
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,407
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 440407104

1		NAME OF REPORTING PERSONS PL Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 499,489
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 499,489
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 499,489
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 440407104

1		NAME OF REPORTING PERSONS PL Capital Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 549,472
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 549,472
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,472
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 440407104

1		NAME OF REPORTING PERSONS Goodbody/PL Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 49,983
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 49,983
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,983
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 440407104

1		NAME OF REPORTING PERSONS John W. Palmer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 549,472
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 549,472
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,472
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 440407104

1		NAME OF REPORTING PERSONS Richard J. Lashley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 549,472
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 549,472
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,472
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.3%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 440407104

Item 1(a).	Name of Issuer:

Horizon Bancorp

Item 1(b).	Address of Issuer’s Principal Executive Offices:

515 Franklin Square, Michigan City, Indiana 46360.

Item 2(a).	Name of Persons Filing:

The parties identified in the list below constitute the “PL Capital Group.”

●	Financial Edge Fund, L.P., a Delaware limited partnership (“Financial Edge Fund”).

●	Financial Edge-Strategic Fund, L.P., a Delaware limited partnership (“Financial Edge Strategic”).

●	PL Capital/Focused Fund, L.P., a Delaware limited partnership (“Focused Fund”).

●	PL Capital, LLC, a Delaware limited liability company and General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund (“PL Capital”).

●
PL Capital Advisors, LLC, a Delaware limited liability company and investment advisor to Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL Capital, L.P. (“PL Capital Advisors”).

●	Goodbody/PL Capital, L.P., a Delaware limited partnership (“Goodbody/PL LP”).

●	Goodbody/PL Capital, LLC, a Delaware limited liability company and General Partner of Goodbody/PL LP (“Goodbody/PL LLC”).

●	John W. Palmer and Richard J. Lashley, Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC.

The joint filing agreement of the PL Capital Group is attached as Exhibit 1 to this Schedule 13G.

CUSIP No. 440407104

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The business address of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, PL Capital Advisors, Goodbody/PL LP, Goodbody/PL LLC, Mr. Palmer and Mr. Lashley is:  c/o PL Capital, 20 East Jefferson Avenue, Suite 22, Naperville, Illinois 60540.  Each of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, PL Capital Advisors, Goodbody/PL LP and Goodbody/PL LLC are engaged in various interests, including investments.

Item 2(c).	Citizenship:

All of the individuals who are members of the PL Capital Group are citizens of the United States.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

440407104

Item 3.	If this statement is filed pursuant to sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

N/A

CUSIP No. 440407104

Item 4.                         Ownership:

The following list sets forth the aggregate number and percentage (based on 8,693,741 shares of Common Stock outstanding as reported in the Issuer’s Form 10-Q, as filed on November 8, 2012) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2(a):

Name	Shares of Common Stock Beneficially Owned (Shared Voting and Investment Power for all Shares)	Percentage of Shares of Common Stock Beneficially Owned
Financial Edge Fund	317,370	3.7%
Financial Edge Strategic	114,712	1.3%
Focused Fund	49,983	0.8%
PL Capital	499,489	5.7% (indirect beneficial ownership as general partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund)
PL Capital Advisors	549,472	6.3% (indirect beneficial ownership as investment adviser to Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL LP)
Goodbody/PL LP	49,983	0.6%
Goodbody/PL LLC	49,983	0.6% (indirect beneficial ownership as general partner of Goodbody/PL LP)
John W. Palmer	549,472	6.3% (indirect beneficial ownership as managing member of PL Capital and Goodbody/PL LLC)
Richard J. Lashley	549,472	6.3% (indirect beneficial ownership as managing member of PL Capital and Goodbody/PL LLC)

CUSIP No. 440407104

In the aggregagte the PL Capital Group owns 549,472 shares of Common Stock or 6.3% of the Company.  PL Capital is the General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund.  Because Mr. Palmer and Mr. Lashley are the Managing Members of PL Capital, they have the power to direct the affairs of PL Capital.  Therefore, PL Capital may be deemed to share with Mr. Palmer and Mr. Lashley voting and dispositive power with regard to the shares of Common Stock held by Financial Edge Fund, Financial Edge Strategic and Focused Fund.

Goodbody/PL LLC is the general partner of Goodbody/PL LP.  Because Mr. Palmer and Mr. Lashley are the Managing Members of Goodbody/PL LLC, they have the power to direct the affairs of Goodbody/PL LP.  Therefore, Goodbody/PL LLC may be deemed to share with Messrs. Palmer and Lashley voting and dispositive power with regard to the shares of Common Stock held by Goodbody/PL LP.

PL Capital Advisors is the investment advisor to Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP and Focused Fund.  Because Mr. Palmer and Mr. Lashley are the Managing Members of PL Capital Advisors, they have the power to direct the affairs of PL Capital Advisors.  Therefore, PL Capital Advisors may be deemed to share with Mr. Palmer and Mr. Lashley voting and dispositive power with regard to the shares of Common Stock held by Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP, and Focused Fund.

Item 5.                         Ownership of Five Percent or Less of a Class:

N/A

Item 6.                         Ownership of More than Five Percent on Behalf of Another Person:

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

N/A

Item 8.                         Identification and Classification of Members of the Group:

See Item 2(a) above.

Item 9.                         Notice of Dissolution of Group:

N/A

CUSIP No. 440407104

Item 10.                         Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Rule 14a-11.

CUSIP No. 440407104

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2013

FINANCIAL EDGE FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
FINANCIAL EDGE-STRATEGIC FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL/FOCUSED FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
GOODBODY/PL CAPITAL, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member

CUSIP No. 440407104

GOODBODY/PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL ADVISORS, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member

By: /s/ John W. Palmer John W. Palmer
By: /s/ Richard Lashley Richard Lashley

CUSIP No. 440407104

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13G to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date:  February 12, 2013

FINANCIAL EDGE FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
FINANCIAL EDGE-STRATEGIC FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL/FOCUSED FUND, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
GOODBODY/PL CAPITAL, L.P. By: PL CAPITAL, LLC General Partner By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member

1

CUSIP No. 440407104

GOODBODY/PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member
PL CAPITAL ADVISORS, LLC By: /s/ John W. Palmer John W. Palmer Managing Member	By: /s/ Richard J. Lashley Richard J. Lashley Managing Member

By: /s/ John W. Palmer John W. Palmer
By: /s/ Richard Lashley Richard Lashley

2